Exhibit 99.1

Skystar to Ring NASDAQ Opening Bell on July 22

XI'AN, CHINA — July 21, 2009 — Skystar Bio-Pharmaceutical Company (Nasdaq: SKBI) ("Skystar" or the “Company”), a China-based producer and distributor of veterinary medicines, vaccines, micro-organisms and feed additives, today announced that the Company’s Chairman and CEO Weibing Lu, CFO Bennet P. Tchaikovsky and Director R. Scott Cramer, will ring the opening bell at the NASDAQ Capital Market on Wednesday, July 22, 2009, in New York City. Skystar’s common stock began trading on the NASDAQ on June 26, 2009.

The opening bell ceremony will take place beginning at 9:20 a.m. Eastern Time at the NASDAQ MarketSite in New York's Times Square and will be broadcast live on the seven-story NASDAQ tower.

“We are honored to participate in the NASDAQ opening bell ceremony,” said Mr. Lu. “We believe that our recent listing on NASDAQ will expand our exposure to the U.S. investment community and further enhance shareholder value. Skystar is a leading supplier in the rapidly growing veterinary health- and medical-care industry in China. For fiscal 2009, Skystar increased revenues by 42% to $25.6 million, and increased net income by 73% to $5.6 million. We are anticipating adding approximately 40 new products to our portfolio this year and expanding our manufacturing capabilities, which we expect can add $16.7 million in revenues and improve gross margins by up to $11.7 million by 2010.”

Feed Information:

The opening bell ceremony is available from 9:20 a.m. to 9:35 a.m. on Galaxy 19 C/15, downlink frequency 4000 vertical. The feed can also be found on Ascent fiber 1623.  If you have any questions, please contact Jolene Libretto at (646) 441-5220.

Radio Feed:

An audio transmission of the opening bell ceremony is also available from 9:20 a.m. to 9:35 a.m. on uplink IA6 C band / transponder 24, downlink frequency 4180 horizontal. The feed can be found on Ascent fiber 1623 as well.

Webcast:

A live webcast of the opening bell ceremony will be available at:
http://www.nasdaq.com/reference/marketsite_about.stm.

Photos:

To obtain a hi-resolution photograph of the market open, please go to
http://www.nasdaq.com/reference/marketsite_events.stm and click on the Skystar market open option.

About Skystar Bio-Pharmaceutical Company

Skystar is a China-based developer and distributor of veterinary healthcare and medical care products. Skystar has four product lines (veterinary medicines, micro-organisms, vaccines and feed additives) and over 170 products, with over 40 additional products in the developmental stage. Skystar has formed strategic sales distribution networks covering 29 provinces throughout China. For additional information, please visit http://www.skystarbio-pharmaceutical.com.

To be added to the Company's email distribution for future news releases, please send your request to skystar@tpg-ir.com.

Forward-looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contacts

The Piacente Group, Inc. (Investor Relations Counsel)
     Kristen McNally
     (212) 481-2050
     skystar@tpg-ir.com

Skystar Bio-Pharmaceutical Company
     Scott Cramer
     Director - U.S. Representative
     (407) 645-4433
     scramer@skystarbio-pharmaceutical.com

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